Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

InflaRx N.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Ordinary Shares, nominal value €0.12	457(o)	—	—	—	—	—	—	—	—	—
Fees to be Paid	Debt	Debt Securities	457(o)
Fees to be Paid	Other	Warrants	457(o)	—	—	—	—	—	—	—	—	—
Fees to be Paid	Other	Purchase Contracts	457(o)	—	—	—	—	—	—	—	—	—
Fees to be Paid	Other	Units	457(o)	—	—	—	—	—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	—	457(o)	—	—	$250,000,000	0.00011020	$27,550	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—		—	—	—	—	—

	Total Offering Amounts				—	$250,000,000	0.00011020	$27,550	—	—	—	—

	Total Fees Previously Paid				—	—	—	—	—	—	—	—

	Total Fee Offsets				—	—	—	—	—	—	—	—

	Net Fee Due							$27,550

(1)
The registrant is registering an indeterminate number of securities or aggregate principal amount, as the case may be, of ordinary shares, such intermediate number of warrants, such number of debt securities, such number of purchase contracts, such number of units. Any securities issued hereunder may be sold separately or as units with other securities issued hereunder. The securities registered also include such indeterminate amounts and numbers of ordinary shares as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of securities as may be issued from time to time to prevent dilution as a result of a distribution, split, combination, or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder. Includes consideration to be received by the registrant, if applicable, for registered securities that are issuable upon exercise, conversion, or exchange of other registered securities.

(2)
Estimated solely for the purpose of calculating the registration fee. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $250,000,000. The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.